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                                                                    EXHIBIT 11.1


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

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
                                                        Three months ended October 31,
                                                       --------------------------------
                                                            1994             1993
                                                       ---------------  ---------------

Income before discontinued operation.................         $  32.7          $  18.9

Preferred stock dividend entitlements................             (.6)             (.6)
                                                              -------          -------

Income attributable to common stockholders before
  discontinued operation (A).........................            32.1             18.3

Earnings from discontinued operation (B).............               -              3.3
                                                              -------          -------

Net income attributable to common stockholders (C)...         $  32.1          $  21.6
                                                              =======          =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................          43,757           36,929

Common stock equivalents:
  Common stock options...............................             408              307
  Long-term incentive plans..........................               -               11
                                                              -------          -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................          44,165           37,247
                                                              =======          =======

Primary income per share of common stock:

  Before discontinued operation (A/D)................         $   .73          $   .49

  Discontinued operation (B/D).......................         $     -          $   .09

  Net income (C/D)...................................         $   .73          $   .58

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